Exhibit 16

July 15, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the Change in Accountants section of this Registration Statement on Form S-1 dated July 15, 2022, of Great American Life Insurance Company and are in agreement with the statements contained in the 2nd, 3rd, 4th and 5th paragraphs of the Change in Accountants section therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP